Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Adds Billy Ainsworth to its Board of Directors
DALLAS – March 10, 2021 – Trinity Industries, Inc. (NYSE:TRN) (“Trinity”) today announced the election of William P. (“Billy”) Ainsworth to its Board of Directors, effective immediately. The addition of Mr. Ainsworth expands Trinity’s Board of Directors from nine to ten members. Mr. Ainsworth will serve as a member of the Finance and Risk Committee and Corporate Governance and Directors Nominating Committee.
“We are pleased to welcome Billy Ainsworth to Trinity’s Board of Directors,” said Leldon E. Echols, Trinity’s Non-Executive Chairman of the Board. “His strong business acumen and extensive rail industry knowledge, as well as his emphasis on the customer experience during his tenured career at Caterpillar will be a tremendous asset to Trinity.”
From 2019 until his retirement in 2020, Mr. Ainsworth served as Group President of the Energy & Transportation segment for Caterpillar, Inc. (“Caterpillar”), a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. From 2017 until his appointment as Group President in 2019, Mr. Ainsworth was Senior Vice President and Strategic Advisor to Caterpillar’s executive committee and was responsible for Caterpillar’s Rail Division. From 1993 until 2019, he served as President and Chief Executive Officer of Progress Rail Services, an integrated and diversified supplier of railroad and transit products and services as well as railcar leasing. Progress Rail Services was acquired by Caterpillar in 2006 and Mr. Ainsworth was appointed a Vice President of Caterpillar at that time.
Mr. Ainsworth received his bachelors degree in marketing from Auburn University.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®.. The TrinityRail platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.

Investor Contact:
Jessica L. Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.
(Investors) 214/631-4420

Media Contact:
Jack L. Todd
Vice President, Public Affairs
Trinity Industries, Inc.
(Media Line) 214/589-8909

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